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                                                                     Exhibit 5.1


                    [Letterhead of Willkie Farr & Gallagher]



November 21, 2001



Loral CyberStar, Inc.
2440 Research Boulevard
Suite 400
Rockville, Maryland 20850

Re:   Registration Statement on Form S-4
      File No. 333-73600

Ladies and Gentlemen:

We have acted as counsel for CyberStar, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with various legal matters relating to the filing of a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the "SEC") on November 16, 2001, as amended by Amendment No. 1 thereto, filed with the SEC on the date hereof (File No. 333-73600) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), related to the issuance of up to $675,000,000 aggregate principal amount of the Company's newly-issued 10% Senior Notes due 2006 (the "New Notes") and warrants ("Warrants") to purchase up to 6,657,096 shares of common stock, par value $0.01 per share, of Loral Space and Communications Ltd., a Bermuda corporation ("Parent"), the parent of the Company. The New Notes will be guaranteed (the "New Notes Parent Guaranty") on a senior, unsecured basis by Parent and will be guaranteed on a senior, unsecured basis by Loral Asia Pacific Satellite (HK) Limited (the "Subsidiary Guarantor"). The New Notes and Warrants will be issued pursuant to an exchange offer (the "Exchange Offer") offered to the holders of the Company's 11.25% Senior Notes Due 2007 (the "Senior Notes") and the holders of the Company's 12.50% Senior Discount Notes Due 2007 (the "Senior Discount Notes" and, together with the Senior Notes, the "Existing Notes") to exchange any and all of the Existing Notes outstanding for New Notes and Warrants.

The New Notes, the New Notes Parent Guaranty and the New Notes Subsidiary Guaranty are to be issued pursuant to an Indenture (the "New Notes Indenture") governing the New Notes among the Company, Parent, the Subsidiary Guarantor and Bankers Trust Company, as trustee (the "Trustee").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").
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Loral CyberStar, Inc.
November 21, 2001
Page 2


In connection with this opinion, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of:

            (a)   the Amended Certificate of Incorporation of the Company;

            (b)   the Amended and Restated By-Laws of the Company;

            (c)   the Registration Statement;

            (d)   an executed copy of the New Notes Indenture;

            (e) certain resolutions adopted by the Executive Committee of the Board of Directors of the Company relating to the Exchange Offer, the issuance of the New Notes, the Indenture and related matters;

            (f) the Form T-1 of the Trustee to be filed as an exhibit to the Registration Statement; and

            (g)   the form of the New Notes.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, or such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, has the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due execution and delivery of such documents by the parties to such documents, and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

We are admitted to the bar in the State of New York and do not express any opinion as to the laws of any other jurisdiction.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth above, we are of the opinion that when (1) the Registration Statement becomes effective and the New Notes Indenture has been qualified under the Trust Indenture Act of 1939, as amended and (ii) the New Notes (in the form that we have examined) have been duly executed and authenticated in accordance
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Loral CyberStar, Inc.
November 21, 2001
Page 3


with the terms of the New Notes Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Existing Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the caption "Legal Matters" in the prospectus that forms part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.



Very truly yours,

/s/ Willkie Farr & Gallagher